Exhibit 99

May 2, 2007

HELMERICH & PAYNE, INC. ANNOUNCES SECOND QUARTER RESULTS

Helmerich & Payne, Inc. reported net income of $106,861,000 ($1.02 per diluted share) from operating revenues of $372,536,000 for its second fiscal quarter ended March 31, 2007, compared with net income of $64,573,000 ($0.61 per diluted share) from operating revenues of $290,830,000 during last year’s second fiscal quarter ended March 31, 2006.  Included in net income for the second fiscal quarter of 2007 was approximately $0.18 per share from after-tax gains related to the sale of two platform rigs, and $0.05 per share from after-tax gains related to an ongoing insurance settlement for hurricane damages to offshore platform Rig 201 and other asset sales.  Comparable after-tax gains from the sale of assets totaled $0.02 per share net income for the second quarter of 2006.

For the six months ended March 31, 2007, the Company reported net income of $217,647,000 ($2.08 per diluted share) from operating revenues of $758,935,000, compared with net income of $115,387,000 ($1.09 per diluted share) from operating revenues of $546,218,000 during the six months ended March 31, 2006.  Included in net income were after-tax gains from the sale of portfolio securities and drilling equipment, including insurance proceeds, of $0.39 per share for the first six months of fiscal 2007 and $0.05 per share for the first six months of fiscal 2006.

Segment operating income from the Company’s U.S. land rig operations was up substantially from one year ago, but declined sequentially from $118,408,000 during this year’s first fiscal quarter to $109,782,000 during this year’s second quarter.  The sequential decline resulted from decreases in rig revenue and margin per day of 5% and 9%, respectively.  The Company’s U.S. land rig utilization was 97% during this year’s second quarter, compared with 98% for both last year’s second quarter and this year’s first quarter.  Additionally, total U.S. land rig activity increased 6% sequentially to 11,156 days during this year’s second quarter as newly constructed rigs were deployed to the field.  The Company continues to deploy additional new builds at the rate of approximately four per month.

The Company’s U.S. offshore operations reported segment operating income of $2,198,000 for the second quarter of fiscal 2007, compared with $7,369,000 for the second quarter of fiscal 2006, and $5,691,000 for the first quarter of fiscal 2007.  Total activity days in U.S. offshore operations during the quarter decreased to 522, compared with 699 activity days during the same period last year and 588 activity days during the first quarter of fiscal 2007.  The decline in segment operating income during this second fiscal quarter was mostly attributable to two rigs that transitioned into standby status under substantially lower dayrates, and to another two that completed drilling operations and demobilized during the quarter.

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News Release

May 2, 2007

Segment operating income from the Company’s international operations was $21,481,000 during this year’s second quarter, compared with $13,112,000 during last year’s second quarter and $25,763,000 during this year’s first quarter.  The sequential decline in operating income resulted primarily from a higher number of activity days devoted to well-to-well moves at lower dayrates and margins as compared to those of normal drilling days.  However, the Company anticipates that segment operating income for the last six months of this fiscal year will slightly increase from the segment operating income reported for the first six months due to expected increases in dayrates and margins, even though activity days are projected to be lower due to recent rig releases.  International rig utilization was 93% during this year’s second quarter, compared with 89% during last year’s second quarter, and 96% during this year’s first quarter.

Company President and C.E.O., Hans Helmerich commented, “We have long believed that the technological advances introduced with the Company’s FlexRig®* technology would help differentiate the Company from the rest of the field.  As many of our competitors report significant numbers of rigs currently stacked, our land rig utilization in the U.S. remains high at 97%.  Dayrates continue to experience some softening in the face of uncertain natural gas pricing and new capacity displacing less capable rigs.  During increased market volatility, the overall rig count has held up nicely and is slightly above year-ago levels, suggesting resiliency to the energy cycle.

“With the sale of two of our offshore platform rigs, the remaining nine platform rigs represent only 5% of our entire fleet and less than 2% of total Company segment operating income.  We expect that segment’s operating income during the next two to three quarters to be slightly improved over that reported in this year’s second quarter.”

Helmerich & Payne, Inc. is a contract drilling company with a rig fleet that currently includes 140 U.S. land rigs, nine U.S. platform rigs located in the Gulf of Mexico and 27 international land rigs.  In addition, the Company is committed to complete another 24 new H&P-designed and operated FlexRigs, expanding its total number of FlexRigs to 125 and its total number of U.S. land rigs to 164.  The Company expects to complete 18 of these 24 new FlexRigs by September 30, 2007, the end of its fiscal year.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.

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News Release

May 2, 2007

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

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News Release

May 2, 2007

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
CONSOLIDATED STATEMENTS OF INCOME	2006	2007	2006	2007	2006

Operating Revenues:
Drilling — U.S. Land	$269,900	$269,145	$193,668	$539,045	$366,422
Drilling — U.S. Offshore	30,986	24,062	33,703	55,048	63,223
Drilling — International	82,614	76,591	61,117	159,205	111,374
Real Estate	2,899	2,738	2,342	5,637	5,199
	386,399	372,536	290,830	758,935	546,218

Operating costs and other:
Operating costs,excluding depreciation	199,467	199,456	156,800	398,923	297,396
Depreciation	30,151	32,952	23,385	63,103	46,308
General and administrative	10,613	13,350	13,957	23,963	25,895
Gain from involuntary conversion of long-lived assets	—	(5,170)	—	(5,170)	—
Income from asset sales	(486)	(32,336)	(3,563)	(32,822)	(4,536)
	239,745	208,252	190,579	447,997	365,063

Operating income	146,654	164,284	100,251	310,938	181,155

Other income (expense):
Interest and dividend income	1,244	1,034	2,456	2,278	4,986
Interest expense	(919)	(1,913)	(1,946)	(2,832)	(4,526)
Gain on sale of investment securities	26,337	177	—	26,514	2,720
Other	64	66	27	130	(486)
	26,726	(636)	537	26,090	2,694

Income before income taxes and equity in income of affiliate	173,380	163,648	100,788	337,028	183,849

Income tax provision	64,098	59,338	38,240	123,436	71,042

Equity in income of affiliate net of income taxes	1,504	2,551	2,025	4,055	2,580
NET INCOME	$110,786	$106,861	$64,573	$217,647	$115,387

Earnings per common share:
Basic	$1.07	$1.04	$0.62	$2.11	$1.11
Diluted	$1.06	$1.02	$0.61	$2.08	$1.09

Average common shares outstanding:
Basic	103,312	103,239	104,627	103,276	104,303
Diluted	104,776	104,832	106,114	104,841	105,771

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News Release

May 2, 2007

HELMERICH & PAYNE, INC.

Unaudited

 (in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	3/31/07	9/30/06

ASSETS
Cash and cash equivalents	$89,140	$33,853
Short-term investments	344	48,673
Other current assets	374,538	346,165
Total current assets	464,022	428,691
Investments	206,013	218,309
Net property, plant, and equipment	1,807,965	1,483,134
Other assets	6,537	4,578
TOTAL ASSETS	$2,484,537	$2,134,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$247,732	$264,548
Total noncurrent liabilities	337,674	313,272
Long-term notes payable	330,000	175,000
Total shareholders’ equity	1,569,131	1,381,892

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,484,537	$2,134,712

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News Release

May 2, 2007

HELMERICH & PAYNE, INC.

Unaudited

 (in thousands)

	Six Months Ended
	March 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2007	2006

OPERATING ACTIVITIES:
Net income	$217,647	$115,387
Depreciation	63,103	46,308
Changes in assets and liabilities	32,364	(20,136)
Gain from involuntary conversion of long-lived assets	(5,170)	—
Gain on sale of assets and investment securities	(59,198)	(7,120)
Other	(2,881)	1,657
Net cash provided by operating activities	245,865	136,096

INVESTING ACTIVITIES:
Capital expenditures	(433,900)	(170,900)
Purchase of investments	—	(83,010)
Insurance proceeds from involuntary conversion of long-lived assets	5,170	—
Proceeds from sale of assets and investments	122,759	12,983
Other	214	—
Net cash provided used in investing activities	(305,757)	(240,927)

FINANCING ACTIVITIES:
Dividends paid	(9,311)	(8,624)
Repurchase of common stock	(17,621)	—
Net decrease in bank overdraft	(10,195)	—
Proceeds from exercise of stock options	872	11,860
Net proceeds from short-term and long-term debt	151,279	—
Excess tax benefit from stock-based compensation	155	7,998
Net cash provided by financing activities	115,179	11,234

Net increase (decrease) in cash and cash equivalents	55,287	(93,597)
Cash and cash equivalents, beginning of period	33,853	288,752
Cash and cash equivalents, end of period	$89,140	$195,155

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News Release

May 2, 2007

SEGMENT REPORTING	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
	2006	2007	2006	2007	2006
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$269,900	$269,145	$193,668	$539,045	$366,422
Direct operating expenses	127,357	132,399	92,051	259,756	176,266
General and administrative expense	3,452	3,151	3,908	6,603	6,990
Depreciation	20,683	23,813	14,832	44,496	29,298
Segment operating income	$118,408	$109,782	$82,877	$228,190	$153,868

Activity days	10,548	11,156	8,086	21,704	16,121
Average rig revenue per day	$24,231	$23,032	$22,593	$23,615	$21,399
Average rig expense per day	$10,717	$10,774	$10,026	$10,747	$9,603
Average rig margin per day	$13,514	$12,258	$12,567	$12,868	$11,796
Rig utilization	98%	97%	98%	98%	97%

U.S. OFFSHORE OPERATIONS
Revenues	$30,986	$24,062	$33,703	$55,048	$63,223
Direct operating expenses	21,104	17,745	21,820	38,849	42,128
General and administrative expense	1,421	1,435	1,828	2,856	3,265
Depreciation	2,770	2,684	2,686	5,454	5,350
Segment operating income	$5,691	$2,198	$7,369	$7,889	$12,480

Activity days	588	522	699	1,110	1,343
Average rig revenue per day	$38,824	$29,603	$39,707	$34,488	$38,092
Average rig expense per day	$23,901	$19,885	$23,642	$22,012	$23,328
Average rig margin per day	$14,923	$9,718	$16,065	$12,476	$14,764
Rig utilization	71%	64%	71%	68%	67%

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News Release

May 2, 2007

SEGMENT REPORTING	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
	2006	2007	2006	2007	2006
	(in thousands, except days and per day amounts)
INTERNATIONAL OPERATIONS
Revenues	$82,614	$76,591	$61,117	$159,205	$111,374
Direct operating expenses	50,694	48,668	42,398	99,362	78,091
General and administrative expense	600	1,096	872	1,696	1,478
Depreciation	5,557	5,346	4,735	10,903	9,391
Segment operating income	$25,763	$21,481	$13,112	$47,244	$22,414

Activity days	2,366	2,262	2,160	4,628	4,188
Average rig revenue per day	$27,690	$27,001	$22,979	27,354	$21,674
Average rig expense per day	$14,878	$15,722	$15,003	15,291	$14,281
Average rig margin per day	$12,812	$11,279	$7,976	12,063	$7,393
Rig utilization	96%	93%	89%	95%	86%

Per day calculations for international operations exclude gains and losses from translation of foreign currency transactions.

Operating statistics exclude the effects of offshore platform and international management contracts, and do not include reimbursements of “out-of-pocket” expenses in revenue per day,

expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$14,309	$12,196	$10,978	$26,505	$21,441
U.S. Offshore Operations	$3,344	$3,598	$3,489	$6,942	$7,242
International Operations	$12,516	$11,066	$6,796	$23,582	$11,921

REAL ESTATE
Revenues	$2,899	$2,738	$2,342	$5,637	$5,199
Direct operating expenses	843	1,165	1,010	2,008	1,811
Depreciation	589	612	606	1,201	1,209
Segment operating income	$1,467	$961	$726	$2,428	$2,179

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News Release

May 2, 2007

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

SEGMENT REPORTING	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
	2006	2007	2006	2007	2006
Operating Income
U.S. Land	$118,408	$109,782	$82,877	$228,190	$153,868
U.S. Offshore	5,691	2,198	7,369	7,889	12,480
International	25,763	21,481	13,112	47,244	22,414
Real Estate	1,467	961	726	2,428	2,179
Segment operating income	$151,329	$134,422	$104,084	$285,751	$190,941
Corporate general and administrative	(5,140)	(7,668)	(7,349)	(12,808)	(14,162)
Other depreciation	(552)	(497)	(526)	(1,049)	(1,060)
Inter-segment elimination	531	521	479	1,052	900
Gain from involuntary conversion of long-lived assets	—	5,170	—	5,170	—
Income from asset sales	486	32,336	3,563	32,822	4,536
Operating income	$146,654	$164,284	$100,251	$310,938	$181,155

Other income (expense):
Interest and dividend income	1,244	1,034	2,456	2,278	4,986
Interest expense	(919)	(1,913)	(1,946)	(2,832)	(4,526)
Gain on sale of investment securities	26,337	177	—	26,514	2,720
Other	64	66	27	130	(486)
Total other income (expense)	26,726	(636)	537	26,090	2,694

Income before income taxes and
equity in income of affiliate	$173,380	$163,648	$100,788	$337,028	$183,849

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